Exhibit 99.2

ACQUISITION OF PALM BEACH COMMUNITY BANK May 4, 2017

Cautionary Notice Regarding Forward-Looking Statements This presentation contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, cost savings, enhanced revenues, economic and seasonal conditions in our markets, and improvements to reported earnings that may be realized from cost controls and for integration of banks that we have acquired, or expect to acquire, as well as statements with respect to Seacoast’s objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ materially from those set forth in the forward-looking statements. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Seacoast to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “support”, “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “further”, “point to,” “project,” “could,” “intend” or other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic and market conditions, including seasonality; governmental monetary and fiscal policies, as well as legislative, tax and regulatory changes; changes in accounting policies, rules and practices; the risks of changes in interest rates on the level and composition of deposits, loan demand, liquidity and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks, sensitivities and the shape of the yield curve; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; and the failure of assumptions underlying the establishment of reserves for possible loan losses. The risks relating to the proposed PBCB merger include, without limitation: the timing to consummate the proposed merger; the risk that a condition to closing of the proposed merger may not be satisfied, including a favorable ruling from the IRS regarding PBCB’s S-corp status; the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on issues related to the proposed merger; unexpected transaction costs, including the costs of integrating operations, severance, professional fees, and other expenses; the risks that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the merger being lower than expected; the risk of deposit and customer attrition; any changes in deposit mix; unexpected operating and other costs, which may differ or change from expectations; the risks of customer and employee loss and business disruption, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of customers and employees by competitors; as well as the difficulties and risks inherent with entering new markets. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2016, under “Special Cautionary Notice Regarding Forward-looking Statements” and “Risk Factors”, and otherwise in our SEC reports and filings. Such reports are available upon request from Seacoast, or from the Securities and Exchange Commission, including through the SEC’s Internet website at http://www.sec.gov.

Important Information For Investors And Shareholders This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Seacoast Banking Corporation of Florida (“Seacoast”) will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 containing a proxy statement of Palm Beach Community Bank (“PBCB”) and a prospectus of Seacoast, and Seacoast will file other documents with respect to the proposed merger. A definitive proxy statement/prospectus will be mailed to shareholders of PBCB. Investors and security holders of Seacoast and PBCB are urged to read the entire proxy statement/prospectus and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information. Investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC by Seacoast through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Seacoast will be available free of charge on Seacoast’s internet website or by contacting Seacoast. Seacoast, PBCB, their respective directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Seacoast is set forth in its proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on April 6, 2017 and its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Palm Beach Community Bank: Accretive Acquisition, Deepens Seacoast’s Presence in Attractive Market Meaningful size ($346 million in assets as of March 31, 2017) High-Quality, Easily High growth potential by following Seacoast’s marketing playbook Integrated Acquisition • Low integration risk; leverages Seacoast’s proven acquisition playbook Earnings accretive in 2017 Anticipated Positive 20%+ internal rate of return Financial Results • Dilution earn-back of approximately 2.0 years (crossover method) Expands Seacoast’s footprint in Palm Beach County Increases market share, and facilitates further branch rationalization Deepens Presence in Enables immediate PBCB customer and prospect access to convenient Key Market Seacoast products and services • i.e. 24x7 local call center, mobile and online banking, access to Publix ATM network, knowledgeable local team

Transaction Summary Transaction Value1 • $71.2 million fully diluted, $28.65 per PBCB common share 0.9809 shares of common stock and $6.33 in cash, both subject to certain adjustments as provided in the merger agreement Consideration Exchange ratio fixed between $21.00 and $22.75 per share for SBCF common stock 78% stock / 22% cash1 Closing • Expected third quarter of 2017 Approvals of regulatory authorities Required Approvals PBCB shareholders Funded with Seacoast common stock and cash consideration from cash on Financing hand PBCB shareholders to own approximately 4.9% of Seacoast following transaction Additional Details Approximately 50% cost savings; no revenue synergies assumed Gross loan credit mark of $4.4 million (1.5% of loans) Core deposit intangibles of 1.25% amortized straight-line over 7 years 1Based on 5 day closing price trailing average as of 5/2/17 of SBCF common stock of $24.36

Overview: Palm Beach Community Bank MRQ Key Financial Metrics ($000s) Assets: $345,988 TCE / TA: 12.1% Gross Loans: $290,013 NPAs / Assets: 1.49% Deposits: $280,571 Efficiency Ratio: 56.44% Tangible Equity: $41,733 Net Interest Margi n: 3.88% Loan & Deposit Composition Retail Footprint Consr & Other 1.4% C&I Non Int. 13.5% Bearing Multifam C&D 13.4% 1.3% 22.4% NOW Accts 5.9% Time Deposits > $100k Other CRE 36.5% 15.7% MMDA & Sav 27.5% 1-4 Fam OwnOcc CRE 29.7% Time Deposits 14.1% < $100k 16.7% HELOC 1.9% MRQ Yield: 4.94% MRQ Cost of Deposits: 0.75% Source: SNL Financial; data as of 1Q 2017

No Meaningful Change In Loan Portfolio Mix Post Consolidation Consr & C&D Other 6.5% 6.8% Combined Pro Forma Portfolio Mix C&I Multifam 11.8% 2.2% 1-4 Fam 24.1% Consr & C&D 1 Other 7.8% $3,249 million C&I 6.3% Other CRE 21.4% 11.9% HELOC 6.2% OwnOcc CRE Multifam 20.9% 2.2% 1-4 Fam 24. 6% Consr & Other 1.4% Other CRE C&I 20.9% 13.5% Multifam C&D HELOC 1.3% 22.4% 5.8% OwnOcc CRE 20.3% Other CRE 15.7% $290 million2 1-4 Fam OwnOcc CRE 29.7% 14.1% HELOC Combined $3,5393 million 1.9% Source: SNL Financial 1Includes acquisition of GulfShore Bancshares, Inc., data as of 3/31/2017 2Data as of 3/31/2017 3Does not include fair value adjustments 7

Palm Beach County is a Premier Florida Market North Palm Beach is one of Seacoast’s fastest growing markets Palm Beach County has the second highest per capita income in Florida¹ Top employers include:² Palm Beach housing market is among the best in the nation³ Consumer confidence in Florida the highest in the past 15 years? (1) http://www.sun-sentinel.com/business/personal-finance/fl-broward-palm-personal-income-20141120-story.html (2) https://www.bdb.org/clientuploads/Research/0_2016_Data/Topemployers_2015_Final.pdf (3) http://www.prnewswire.com/news-releases/florida-cities-and-dallas-top-ten-xs-list-of-winters-hottest-single-family-markets-300386176.html (4) http://www.flgov.com/2017/04/05/gov-scott-floridas-consumer-confidence-reaches-15-year-high/

Combined Palm Beach Presence Offers Synergy Opportunities And Increases Deposit Share In Key Market



Juno Beach
Palm Beach Gardens
Lake Park
Riviera Beach
Palm Beach Shores
Mangonia Park
Lakeside Green
Cypress Lakes
West Palm Beach
Palm Beach
Royal Palm Beach
Haverhill
Royal Palm Estates
Lake Clarke Shores
Wellington
Palm Springs
Lake Worth Corridor
Lake Worth
Atlantis
Lantana
Hypoluxo
PBCB Locations
SBCF Locations

Pro Forma Deposit Market Share Impact (Palm Beach County)

Institution (ST)	2016 Rank	Number of Branches	Total Deposits In Market ($000)	Total Market Share (%)
Wells Fargo & Co. (CA)	1	65	10,005,590	20.42
Bank of America Corp. (NC)	2	52	8,429,543	17.20
JPMorgan Chase & Co. (NY)	3	55	4,777,220	9.75
PNC Financial Services Group (PA)	4	47	3,307,981	6.75
Toronto-Dominion Bank	5	21	2,582,752	5.27
SunTrust Banks Inc. (GA)	6	37	2,542,197	5.19
Citigroup Inc. (NY)	7	9	2,134,000	4.36
BB&T Corp. (NC)	8	32	1,815,054	3.70
BankUnited Inc. (FL)	9	17	1,603,083	3.27
New York Community Bancorp (NY)	10	12	1,239,522	2.53
Banco de Sabadell	11	5	980,512	2.00
FCB Financial Holdings Inc. (FL)	12	4	811,105	1.66
First Repub Bank (CA)	13	1	746,257	1.52
Northern Trust Corp. (IL)	14	4	688,504	1.41
Pro Forma Entity		**10**	**677,621**	**1.38**
TFS Financial Corp (MHC) (OH)	15	4	628,964	1.28
Valley National Bancorp (NJ)	16	6	578,526	1.18
KeyCorp (OH)	17	1	516,483	1.05
Regions Financial Corp. (AL)	18	9	502,826	1.03
CenterState Banks (FL)	19	4	430,248	0.88
Seacoast Banking Corp. of FL (FL)	**20**	**5**	**409,993**	**0.84**
Stonegate Bank (FL)	21	4	378,827	0.77
Fifth Third Bancorp (OH)	22	4	357,810	0.73
EverBank Financial (FL)	23	1	306,196	0.62
IBERIABANK Corp. (LA)	24	5	294,801	0.60
Comerica Inc. (TX)	25	5	270,673	0.55
Palm Beach Community Bank (FL)	**26**	**5**	**267,628**	**0.55**
Total For Institutions In Market		**464**	**48,996,268**	

Source: SNL Financial; deposit data as of 6/30/16

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Acquisition Further Strengthens Seacoast’s Position In Florida, U.S.’ 3rd Largest State Projected Florida Population Growth, Seacoast Customer Map 2015 – 2020* Treasure Coast/ Palm Beach Co. Pop: 1,956,515 Orlando Growth: 7.3% MSA I-4 Corridor Pop: 7,128,386 Growth: 8.5% Tampa / St. Pete MSA Port St Luc ie MSA Southwest Florida Pop: 1,570,228 Pop Growth: 9.6% West Palm Beach, Ft Lauderd ale MSA * US Census Data 10

Summary: Palm Beach Community Bank o Expands existing platform in the attractive Miami-Fort Lauderdale-West Palm Beach MSA, Florida, the Southeast’s largest market o Accelerates growth timetable, is accretive in 2017 o Leverages Seacoast’s proven integration capabilities o Strengthens Seacoast’s attractive Florida franchise